Exhibit 99.2

Press Release

For immediate release

Company contact: Robert W. Howard, Chief Financial Officer and Treasurer, 303-293-9100

Larry C. Busnardo, Investor Relations, 303-312-8514

Bill Barrett Corporation Announces “At-the-Market” Equity Offering

DENVER — June 10, 2015 — Bill Barrett Corporation (the “Company”) (NYSE: BBG) announced today that it has filed a prospectus supplement with the Securities and Exchange Commission (the “SEC”) under which it may offer and sell from time to time and at its discretion shares of its common stock having an aggregate gross sales price of up to $100 million pursuant to an “at-the-market” offering program (the “ATM Program”).  The shares would be offered pursuant to an equity distribution agreement between the Company and Goldman, Sachs & Co. (the “manager”).

The Company intends to use the proceeds from any sales for general corporate purposes, including additional capital spending associated with the accelerated development of the Company’s Denver-Julesburg Basin properties.

A registration statement relating to the shares has been filed and was declared effective on April 2, 2015. The offering will be made only by means of a prospectus supplement, dated June 10, 2015, and the accompanying base prospectus, copies of which may be obtained on the SEC website at www.sec.gov. Alternatively, you may request that the manager send you the prospectus supplement and accompanying base prospectus by contacting Goldman, Sachs & Co. (By mail: 200 West Street, New York, NY 10282, Attention: Prospectus Department; by phone: (866) 471-2526; or by email: prospectus-ny@ny.email.gs.com).

This press release is neither an offer to sell nor a solicitation of an offer to buy any securities, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Actual results could differ materially from those discussed in the forward-looking statements.  The forward-looking statements in this press release are based on management’s judgment as of the date of this press release and are subject to numerous risks and uncertainties, including, among others, the Company’s ability to raise capital through the offer and sale of common stock under the ATM Program, that the Company’s business plans may change as circumstances warrant or that the securities may not ultimately be offered to the public because of general market conditions or other factors.  Please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, the prospectus supplement and other reports of the Company filed with the SEC, including the Company’s Current Reports on Form 8-K and Quarterly Reports on Form 10-Q, for further discussion of risk factors that may affect the forward-looking statements and general risks relating to the Company.  The Company encourages you to consider the risks and uncertainties associated with forward-looking statements and to not place undue reliance on any such statements. In addition, the Company assumes no obligation to publicly revise or update any forward-looking statements based on future events or circumstances.

ABOUT BILL BARRETT CORPORATION

Bill Barrett Corporation (NYSE: BBG), headquartered in Denver, Colorado, develops oil and natural gas in the Rocky Mountain region of the United States.